Exhibit 10.1

FOUR SPRINGS CAPITAL TRUST

2014 EQUITY INCENTIVE PLAN

ARTICLE 12. PERFORMANCE AWARDS		12

12.1.	GRANT OF PERFORMANCE AWARDS	12
12.2.	PERFORMANCE AWARDS UNDER SECTION 162(M) OF THE CODE	12

ARTICLE 13. PROVISIONS APPLICABLE TO AWARDS		16

13.1.	STAND-ALONE AND TANDEM AWARDS	16
13.2.	TERM OF AWARD	16
13.3.	FORM OF PAYMENT FOR AWARDS	16
13.4.	LIMITS ON TRANSFER	16
13.5.	BENEFICIARIES	16
13.6.	SHARE CERTIFICATES	17
13.7.	TERMINATION OF EMPLOYMENT	17
13.8.	FORFEITURE EVENTS	17
13.9.	SUBSTITUTE AWARDS	17
13.10.	CHANGE IN CONTROL/ IPO	17
13.11.	RIGHT OF FIRST REFUSAL/RIGHT OF REPURCHASE	17

ARTICLE 14. CHANGES IN CAPITAL STRUCTURE		17

14.1.	GENERAL	17
14.2.	ACTIONS BY THE COMMITTEE	18

ARTICLE 15. AMENDMENT, MODIFICATION AND TERMINATION		19

15.1.	AMENDMENT, MODIFICATION AND TERMINATION	19
15.2.	OPTIONS PREVIOUSLY GRANTED	19

ARTICLE 16. GENERAL PROVISIONS		20

16.1.	NO RIGHTS TO AWARDS; NON-UNIFORM DETERMINATIONS	20
16.2.	NO SHAREHOLDER RIGHTS	20
16.3.	WITHHOLDING	20
16.4.	NO RIGHT TO CONTINUED SERVICE	20
16.5.	UNFUNDED STATUS OF AWARDS	20
16.6.	RELATIONSHIP TO OTHER BENEFITS	21
16.7.	REIT STATUS	21
16.8.	EXPENSES	21
16.9.	TITLES AND HEADINGS	21
16.10.	GENDER AND NUMBER	21
16.11.	FRACTIONAL SHARES	21
16.12.	GOVERNMENT AND OTHER REGULATIONS	21
16.13.	GOVERNING LAW	22
16.14.	ADDITIONAL PROVISIONS	22
16.15.	ADDENDA	22
16.16.	NO LIMITATIONS ON RIGHTS OF COMPANY	22
16.17.	INDEMNIFICATION	22

FOUR SPRINGS CAPITAL TRUST
2014 EQUITY INCENTIVE PLAN

ARTICLE 1.
PURPOSE

1.1. GENERAL. The purpose of the Four Springs Capital Trust 2014 Equity Incentive Plan (the “Plan”) is to promote the success, and enhance the value of, Four Springs Capital Trust, a Maryland real estate investment trust (the “Company”) by linking the personal interests of employees, officers, trustees and consultants of the Company or any Subsidiary (as defined below) to those of Company shareholders and by providing such persons with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of employees, officers, trustees and consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. Accordingly, the Plan permits the grant of share options, share appreciation rights, restricted shares, restricted share units, long term incentive unit awards, performance awards, and other awards from time to time to selected employees, officers, trustees and consultants of the Company and its Subsidiaries.

ARTICLE 2.
DEFINITIONS

2.1. DEFINITIONS. When a word or phrase appears in this Plan or in an Award Agreement with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section or in Section 1.1 unless otherwise defined. The following words and phrases shall have the following meanings:

(a) “Affiliate” means (i) any entity that, directly or indirectly, is controlled by or under common control with the Company and (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee; provided, however, that no entity will be considered an Affiliate for purposes of an Award of Nonstatutory Options or SARs to an employee or director of, or consultant to, the entity unless the Shares would be considered “service recipient stock” within the meaning of Section 409A of the Code, in the context of such an Award.

(b) “Award” means any Option, SARs, Restricted Share Award, Restricted Share Unit Award, Other Equity-Based Award, LTIP Units, Performance Awards or any other right or interest relating to Shares or cash, granted to a Participant under the Plan.

(c) “Award Agreement” means a written document, in such form as the Committee prescribes from time to time, setting forth the terms and conditions of an Award. Award Agreements may be in the form of individual award agreements or certificates or a program document describing the terms and provisions of Awards or series of Awards under the Plan as approved by the Committee.

(d) “Board” means the Board of Trustees of the Company.

(e) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any sale, lease, exclusive license or other transfer of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole by means of a single transaction or series of related transactions, except where such sale, lease, exclusive license or other transfer is to a wholly owned Subsidiary of the Company; or

(ii) a merger (including a reverse merger) (each, a “Merger”) in which the Company is the surviving corporation where (A) the outstanding shares of the Company outstanding immediately preceding the merger are converted by virtue of the merger into other property (whether in the form of securities, cash or otherwise) or (B) the voting securities of the Company outstanding immediately preceding the Merger represent less than fifty percent (50%) of the total voting power represented by the voting securities of the entity surviving such Merger (other than, with respect to events otherwise described in this item (ii), the formation of a holding company by the Company, a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change after the Merger in the shareholders of the Company or their relative share holdings, or in which the management of the Company continues in substantially the same manner as prior to any such corporate transaction to manage the entity surviving such transaction).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur on account of (1) the sale of Shares in an IPO or any restructuring of the Company or the Board in contemplation of an IPO, or (2) acquisition of securities of the Company by an investor, any affiliate thereof or any other person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities.

(f) “Code” means the Internal Revenue Code of 1986 and the underlying regulations, as amended from time to time.

(g) “Committee” means the committee of the Board described in Article 4.

(h) “Company” means the “Company” as defined in Section 1.1, or any successor corporation.

(i) “Continuous Status as a Participant” means the absence of any interruption or termination of service as an employee, officer, director or consultant of the Company; provided, however, that for purposes of an Incentive Option, or a SAR issued in tandem with an Incentive Option, “Continuous Status as a Participant” means the absence of any interruption or termination of service as an employee of the Company or any Subsidiary, as applicable, pursuant to applicable tax regulations. Continuous Status as a Participant shall not be considered interrupted in the case of any leave of absence authorized in writing by the Company prior to its commencement; provided, however, that for purposes of Incentive Options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 91st day of such leave any Incentive Option held by the Participant shall cease to be treated as an Incentive Option and shall be treated for tax purposes as a Nonstatutory Option.

(j) “Corporate Transaction” has the meaning defined in Section 14.1.

(k) “Disability” or “Disabled” has the same meaning as provided in the long-term disability plan or policy maintained by the Company or if applicable, most recently maintained, by the Company or if applicable, a Subsidiary, for the Participant, whether or not such Participant actually receives disability benefits under such plan or policy. If no long-term disability plan or policy was ever maintained on behalf of Participant or if the determination of Disability relates to an Incentive Option, Disability means Permanent and Total Disability as defined in Section 22(e)(3) of the Code. Notwithstanding the foregoing, the Committee may, in its discretion, determine that for a particular Award the term “Disability” shall have such meaning as to enable such Award to be exempt from or to comply with Section 409A of the Code. In the event of a dispute, the determination whether a Participant is Disabled will be made by the Committee.

(l) “Effective Date” has the meaning assigned such term in Section 3.1.

(m) “Fair Market Value” means (i) when the Shares are not traded on an established securities market, the fair market value of a Share as determined by the Committee in accordance with a valuation methodology approved by the Committee and in compliance with Section 409A of the Code and the regulations issued thereunder, and (ii) when the Shares are traded on an established securities market, the fair market value as determined pursuant to a method selected by the Committee using actual transactions in Shares as reported in such securities market.

(n) “Grant Date” of an Award means the first date on which all necessary corporate action has been taken to approve the grant of the Award as provided in the Plan or, if later, the date specified as part of such action as the “Grant Date” for the Award. Notice of the grant shall be provided to the grantee within a reasonable time after the Grant Date.

(o) “Incentive Option” means an Option that is intended to be an incentive stock option and meets the requirements of Section 422 of the Code or any successor provision thereto.

(p) “IPO” means the first day as of which sales of Shares are made public pursuant to the first firm commitment underwritten public offering of Shares registered under the Securities Act.

(q) “LTIP Unit” means an Award under Article 11 of an interest in the operating partnership affiliated with the Company, if any.

(r) “Nonstatutory Option” means an Option that is not an Incentive Option.

(s) “Option” means a right granted to a Participant under Article 7 of the Plan to purchase Shares at a specified price during specified time periods. An Option may be either an Incentive Option or a Nonstatutory Option.

(t) “Other Equity-Based Award” means a right, granted to a Participant under Article 10, that relates to or is valued by reference to Shares or other Awards relating to Shares.

(u) “Parent” means any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting shares or voting power is beneficially owned directly or indirectly by the Company. Notwithstanding the above, with respect to an Incentive Option, “Parent” shall have the meaning set forth in Section 424(e) of the Code.

(v) “Participant” means a person who, as an employee, officer, director or consultant of the Company or any Subsidiary, has been granted an Award under the Plan; provided that in the case of the death of a Participant, the term “Participant” refers to a beneficiary designated under the Plan or the legal guardian or other legal representative acting in a fiduciary capacity on behalf of the Participant under applicable state law and/or court supervision.

(w) “Performance Awards” means an Award granted to a Participant under Article 12 subject to the attainment of performance goals (as described in Article 12) over a Performance Period.

(x) “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

(y) “Plan” means the Four Springs Capital Trust 2014 Equity Incentive Plan, as amended from time to time.

(z) “Restricted Share Award” means Shares granted to a Participant under Article 9 that is subject to certain restrictions and to risk of forfeiture.

(aa) “Restricted Share Unit Award” means the right granted to a Participant under Article 9 to receive Shares (or the equivalent value in cash or other property if the Committee so provides) in the future, which right is subject to certain restrictions and to risk of forfeiture.

(bb) “Shares” means common shares the Company par value $0.001. If there has been an adjustment or substitution pursuant to Article 14, the term “Shares” shall also include any shares of stock or other securities that are substituted for Shares or into which Shares are adjusted pursuant to Article 14.

(cc) “Share Appreciation Right” or “SAR” means a right granted to a Participant under Article 8 to receive a payment equal to the difference between the Fair Market Value of a Share as of the date of exercise of the SAR over the grant price of the SAR, all as determined pursuant to Article 8.

(dd) “Subsidiary” means any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company. Notwithstanding the above, with respect to an Incentive Option, “Subsidiary” shall have the meaning set forth in Section 424(f) of the Code.

(ee) “1933 Act” means the Securities Act of 1933, as amended from time to time.

ARTICLE 3.
EFFECTIVE TERM OF PLAN

3.1. EFFECTIVE DATE. The Plan shall be effective as of the date it is approved by both the Board and the shareholders of the Company (the “Effective Date”).

3.2. TERMINATION OF PLAN. The Plan shall terminate on the tenth anniversary of the Effective Date unless earlier terminated as provided herein. The termination of the Plan on such date shall not affect the validity of any Award outstanding on the date of termination.

ARTICLE 4.
ADMINISTRATION

4.1. COMMITTEE. The Plan shall be administered by a Committee appointed by the Board (which Committee shall consist of at least two trustees) or, at the discretion of the Board from time to time, the Plan may be administered by the Board. After an IPO, none of the members of the Committee shall be an officer or other salaried employee of the Company, and each of member shall (i) qualify in all respects as a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), (ii) meet such other requirements as may be established from time to time by the Securities and Exchange Commission for plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act, (iii) comply with the independence requirements of the stock exchange on which the Shares are listed and (iv) qualify as an “outside director” for purposes of Code Section 162(m). The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board. The Board may reserve to itself any or all of the authority and responsibility of the Committee under the Plan or may act as administrator of the Plan for any and all purposes. To the extent the Board has reserved any authority and responsibility or during any time that the Board is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 4.1) shall include the Board. To the extent any action of the Board under the Plan conflicts with actions taken by the Committee, the actions of the Board shall control.

4.2. ACTION AND INTERPRETATIONS BY THE COMMITTEE. For purposes of administering the Plan, the Committee may from time to time adopt rules, regulations, guidelines and procedures for carrying out the provisions and purposes of the Plan and make such other determinations, not inconsistent with the Plan, as the Committee may deem appropriate. The Committee’s interpretation of the Plan, any Awards granted under the Plan, any Award Agreements and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s or any Subsidiary’s independent certified public accountants, Company counsel or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

4.3. AUTHORITY OF COMMITTEE. Except as provided below, the Committee has the exclusive power, authority and discretion to:

(a) Grant Awards;

(b) Designate Participants;

(c) Determine the type or types of Awards to be granted to each Participant;

(d) Determine the number of Awards to be granted and the number of Shares, the dollar amount or other property to which an Award will relate;

(e) Determine the terms and conditions of any Award granted under the Plan, including but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines;

(f) Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Shares, other Awards, or other property;

(g) Determine whether an Award may be canceled, forfeited, or surrendered;

(h) Prescribe the form of each Award Agreement, which need not be identical for each Participant;

(i) Decide all other matters that must be determined in connection with an Award;

(j) Establish, adopt or revise any rules, regulations, guidelines or procedures as it may deem necessary or advisable to administer the Plan;

(k) Make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan; and

(l) Amend the Plan, any outstanding Award or any Award Agreement as provided herein.

4.4. DELEGATION TO EXECUTIVE OFFICERS. To the extent permitted by applicable law, the Board may delegate to one or more executive officers of the Company the power to grant Awards to employees or officers of the Company or any of its present or future Subsidiaries and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of the Awards to be granted by such executive officers (including the exercise price of any Options to be granted, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to Awards that the executive officers may grant; provided further, however, that no executive officer shall be authorized to grant Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to any “officer” of the Company (as defined by Rule 16a-1 under the Exchange Act).

4.5. AWARD AGREEMENT. Each Award shall be evidenced by an Award Agreement. Each Award Agreement shall include such provisions, not inconsistent with the Plan, as may be specified by the Committee.

ARTICLE 5.
SHARES SUBJECT TO THE PLAN

5.1. PLAN LIMITS. Subject to adjustment as provided in Article 14 herein, the maximum number of Shares that may be delivered pursuant to Awards under the Plan shall be Five Hundred Thousand (500,000) Shares, provided that

(a) Shares potentially deliverable under an Award granted under the Plan that is canceled, forfeited, settled in cash, expires or is otherwise terminated without delivery of such Shares shall not be counted as having been delivered under the Plan for purposes of determining such maximum number of Shares.

(b) Shares that have been issued in connection with an Award of Restricted Shares that is canceled or forfeited prior to vesting or settled in cash, causing the Shares to be returned to the Company, shall not be counted as having been delivered under the Plan for purposes of determining such maximum number of Shares.

Any or all of the Shares reserved for issuance under the Plan shall be authorized for issuance pursuant to Incentive Options or other Awards.

5.2. SHARES DISTRIBUTED. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares, treasury Shares or Shares purchased on the open market.

ARTICLE 6.
ELIGIBILITY

6.1. GENERAL. Awards may be granted to employees, officers, trustees and consultants of the Company, any Subsidiary or Affiliate, except that Incentive Options may be granted only to an individual who has the status of an employee of the Company or a Subsidiary.

ARTICLE 7.
OPTIONS

7.1. GENERAL. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(a) EXERCISE PRICE. The exercise price per Share under an Option shall not be less than the Fair Market Value as of the Grant Date.

(b) TIME AND CONDITIONS OF EXERCISE. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, subject to Section 7.1(d). The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised or vested.

(c) PAYMENT. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation, cash, Shares, or other property (including “cashless exercise” arrangements), and the methods by which Shares shall be delivered or deemed to be delivered to Participants.

(d) EXERCISE TERM. In no event may any Option be exercisable for more than ten years from the Grant Date.

7.2. INCENTIVE OPTIONS. In addition to the requirements set forth in Section 7.1, the terms of any Incentive Options granted under the Plan must comply with the following additional rules:

(a) TERMINATION OF OPTION. Subject to any earlier termination provision contained in the Award Agreement, an Incentive Option shall lapse upon the earliest of the following circumstances; provided, however, that the Committee may, prior to the lapse of the Incentive Option under the circumstances described in subsections (3), (4) or (5) below, provide in writing that the Option will extend until a later date, but if an Option is so extended and is exercised after the dates specified in subsections (3), (4) or (5) below, it will automatically become a Nonstatutory Option:

(1) The expiration date set forth in the Award Agreement;

(2) The tenth anniversary of the Grant Date;

(3) Three months after termination of the Participant’s Continuous Status as a Participant for any reason other than the Participant’s Disability or death;

(4) One year after termination of the Participant’s Continuous Status as a Participant by reason of the Participant’s Disability; or

(5) One year after the Participant’s death if the Participant dies (i) while employed, (ii) during the three-month period described in paragraph (3) or (iii) during the one-year period described in paragraph (4) and before the Option otherwise lapses.

(b) INDIVIDUAL DOLLAR LIMITATION. The aggregate Fair Market Value (determined as of the Grant Date) of all Shares with respect to which Incentive Options are first exercisable by a Participant in any calendar year may not exceed $100,000.00.

(c) TEN PERCENT OWNERS. No Incentive Option shall be granted to any individual who, at the Grant Date, owns Shares possessing more than ten percent of the total combined voting power of all classes of shares of the Company or any Parent or Subsidiary unless the exercise price per share of such Option is at least one hundred and ten percent (110%) of the Fair Market Value per Share at the Grant Date and the Option expires no later than five (5) years after the Grant Date.

(d) RIGHT TO EXERCISE. During a Participant’s lifetime, an Incentive Option may be exercised only by the Participant or, in the case of the Participant’s Disability, by the Participant’s guardian or legal representative.

(e) ELIGIBLE PARTICIPANTS. The Committee may not grant an Incentive Option to a Participant who is not at the Grant Date an employee of the Company or a Subsidiary.

ARTICLE 8.
SHARE APPRECIATION RIGHTS

8.1. GRANT OF SHARE APPRECIATION RIGHTS. The Committee is authorized to grant Share Appreciation Rights to Participants on the following terms and conditions:

(a) RIGHT TO PAYMENT. Upon the exercise of a Share Appreciation Right, the Participant to whom it is granted has the right to receive, with respect to each Share underlying such Share Appreciation Right, the excess, if any, of:

1. The Fair Market Value of one Share on the date of exercise; over

2. The base price of the Share Appreciation Right as determined by the Committee, which shall not be less than the Fair Market Value of one Share on the Grant Date.

(b) OTHER TERMS. All awards of Share Appreciation Rights shall be evidenced by an Award Agreement. The terms, methods of exercise, methods of settlement, form of consideration payable in settlement, and any other terms and conditions of any Share Appreciation Right shall be determined by the Committee at the time of the grant of the Award and shall be reflected in the Award Agreement.

ARTICLE 9.
RESTRICTED SHARES AND RESTRICTED SHARE UNIT AWARDS

9.1. GRANT OF RESTRICTED SHARES AND RESTRICTED SHARE UNITS. The Committee is authorized to make Awards of Restricted Shares or Restricted Share Units to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. An Award of Restricted Shares or Restricted Share Units shall be evidenced by an Award Agreement setting forth the terms, conditions, and restrictions applicable to the Award.

9.2. ISSUANCE AND RESTRICTIONS. Restricted Shares or Restricted Share Units shall be subject to such restrictions on transferability and other restrictions as the Committee may determine. These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Committee determines at the time of the grant of the Award or thereafter. Except as otherwise provided in an Award Agreement, the Participant shall have all of the rights of a shareholder with respect to the Restricted Shares, and the Participant shall have none of the rights of a stockholder with respect to Restricted Share Units until such time as Shares are paid in settlement of the Restricted Share Units.

9.3. FORFEITURE. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of Continuous Status as a Participant during the applicable restriction period or upon failure to satisfy a requirement during the applicable restriction period, Restricted Shares or Restricted Share Units that are at that time subject to restrictions shall be forfeited; provided, however, that the Committee may provide in any Award Agreement that restrictions or forfeiture conditions relating to Restricted Shares or Restricted Share Units will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Shares or Restricted Share Units.

9.4. DELIVERY OF RESTRICTED SHARES. Shares of Restricted Shares shall be delivered to the Participant at the time of grant either by book-entry registration or by delivering to the Participant, or a custodian or escrow agent (including, without limitation, the Company or one or more of its employees) designated by the Committee, a share certificate or certificates registered in the name of the Participant. If physical certificates representing shares of Restricted Shares are registered in the name of the Participant, such certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Shares.

ARTICLE 10.
EQUITY OR OTHER EQUITY-BASED AWARDS

10.1. GRANT OF EQUITY OR OTHER EQUITY-BASED AWARDS. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, Shares awarded purely as a “bonus” and not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, and Awards valued by reference to book value of Shares or the value of securities of or the performance of the Company or any Subsidiary. The Committee shall determine the terms and conditions of such Awards.

ARTICLE 11.
LTIP UNITS

11.1. GRANT OF LTIP UNITS. LTIP Units are intended to be profits interests in the operating partnership affiliated with the Company, if any (such operating partnership, if any, the “Operating Partnership”), the rights and features of which, if applicable, will be set forth in the agreement of limited partnership for the Operating Partnership (the “Operating Partnership Agreement”). Subject to the terms and provisions of the Plan and the Operating Partnership Agreement, the Committee, at any time and from time to time, may grant LTIP Units to Participants in such amounts and upon such terms and conditions as the Committee shall determine.

ARTICLE 12.
PERFORMANCE AWARDS

12.1. GRANT OF PERFORMANCE AWARDS. The Committee is authorized to grant any Award in the form of a Performance Awards to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. An Award of Performance Awards shall be evidenced by an Award Agreement setting forth the terms, conditions, and restrictions applicable to the Award. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. After the end of each Performance Period, the Committee shall determine the amount, if any, of the Performance Award for that performance period payable to each Participant. The Committee may, in its discretion, determine that the amount payable to any Participant as a Performance Award shall be reduced from the amount of his or her potential Performance Award, including a determination to make no final Award whatsoever, and may exercise its discretion to increase the amounts payable under any Performance Award, except as limited under Section 12.3 (relating to Performance Awards intended to qualify as “performance-based compensation” under Section 162(m)) of the Code.

12.2. PERFORMANCE AWARDS UNDER SECTION 162(M) OF THE CODE. Section 162(m) of the Code does not apply to the Plan prior to an IPO. Following the IPO, to the extent determined by the Company, the Plan and Awards issued thereunder, are intended to be exempt from the application of Section 162(m) of the Code. If the Committee determines that a Performance Award should qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of one or more preestablished performance goals and shall be subject to other terms set forth in this Section 12.2.

(a) PERFORMANCE GOAL GENERALLY. The performance goal for Performance Awards intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code shall consist of one or more of the business criteria listed in Section 12.3, including or excluding the adjustments described in Section 12.3, and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Article 12. The Performance Award may also have threshold levels of performance (below which no Performance Award shall be paid) and maximum levels of Performance Award, regardless of the degree to which the actual performance exceeds the target level. The performance goal shall be objective. Any performance goal may be established for one Performance Period or averaged over time, as the Committee may deem appropriate. Performance may, but need not be, based on a change or an increase or positive result. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

(b) PERFORMANCE PERIOD; TIMING FOR ESTABLISHING PERFORMANCE GOALS. Achievement of performance goals in respect of a Performance Award intended to qualify for the “performance-based compensation” exception under Section 162(m) of the Code shall be measured over a performance period specified by the Committee. A performance goal shall be established not later than the earlier of (A) 90 days after the beginning of any performance period applicable to such Performance Award or (B) the time 25% of such performance period has elapsed. The level of attainment of performance goals shall be substantially uncertain at the time such goals are established, as required under Treas. Reg. s 1.162-27. In all cases, the maximum Performance Award of any Participant intended to qualify for the “performance-based compensation” exception under Section 162(m) of the Code shall be subject to the per person limitation set forth in 12.2(c) below.

(c) PER PERSON AWARD LIMITS. Subject to adjustment as provided in Article 14 herein, the aggregate number of Shares subject to Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code granted during any calendar year to any one Participant (taking into account the maximum number payable based on performance exceeding target objectives) shall not exceed One Hundred Thousand (100,000). This per person share maximum also applies to options and SARs. The maximum amount payable as a cash Award for any performance period to a Participant that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be Ten Million Dollars ($10,000,000) per calendar year. In the case of an award with a multi-year performance period, the per person Award limit shall apply to each calendar year (or portion thereof) in the performance period.

(d) PERFORMANCE AWARD POOL. The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of one or more performance goals based on one or more of the business criteria during the performance period, as specified by the Committee.

(e) PERFORMANCE CRITERIA. If the Committee determines that a Performance Award should qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, the performance criteria shall be selected from among the following:

(i) Sales, on a corporate, divisional or unit basis, including (A) net sales, (B) unit sales volume, (C) aggregate product price, (D) same store sales or (v) comparable store sales;

(ii) Share price, including (A) market price per share; and (B) share price appreciation;

(iii) Earnings, on a corporate, divisional or unit basis, including (A) earnings per share, reflecting dilution of shares; (B) gross or pre-tax profits, (C) post-tax profits, (D) operating profit; (E) earnings net of or including dividends; (F) earnings net of or including the after-tax cost of capital, (G) earnings before (or after) interest and taxes (“EBIT”); (H) earnings per share from continuing operations, diluted or basic; (I) earnings before (or after) interest, taxes, depreciation and amortization (“EBITDA”); (J) pre-tax operating earnings after interest and before incentives, service fees and extraordinary or special items; (K) operating earnings; (L) growth in earnings or growth in earnings per share; (M) total earnings; (N) funds from operations (“FFO”); and (O) adjusted funds from operations (“AFFO”).

(iv) Return on equity, on a corporate, divisional or unit basis; including (A) return on equity, (B) return on invested capital, (C) return or net return on assets; (D) return on net assets; (E) return on equity, (F) return on gross sales; (G) return on investment; (H) return on capital; (I) return on invested capital; (J) return on committed capital; (K) financial return ratios; (L) value of assets; and (M) change in assets;

(v) Cash flow(s), on a corporate, divisional or unit basis, including (A) operating cash flow; (B) net cash flow, (C) free cash flow, (iv) cash flow on investment;

(vi) Revenue, on a corporate, divisional or unit basis, including (A) gross or net revenue, and (B) changes in annual revenues;

(vii) Margins, on a corporate, divisional or unit basis, including (A) adjusted pre-tax margin; and (B) operating margins;

(viii) Income, on a corporate, divisional or unit basis, including (A) net income; and (B) consolidated net income;

(ix) Economic value added;

(x) Costs, on a corporate, divisional or unit basis, including (A) operating or administrative expenses, (B) operating expenses as a percentage of revenue, (C) expense or cost levels; (D) reduction of losses, loss ratios or expense ratios; (E) reduction in fixed costs; (F) expense reduction levels; (G) operating cost management; and (H) cost of capital;

(xi) Financial ratings, on a corporate, divisional or unit basis, including (A) credit rating, (B) capital expenditures, (C) debt; (D) debt reduction, (E) working capital; (F) average invested capital; and (G) attainment of balance sheet or income statement objectives;

(xii) Market or category share, on a corporate, divisional or unit basis, including (A) market share, (B) volume; (C) unit sales volume; (D) market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas;

(xiii) Shareholder return, including (A) total shareholder return, (B) stockholder return based on growth measures or the attainment of a specified share price for a specified period of time; and (C) dividends; and

(xiv) Objective nonfinancial performance criteria on a corporate, divisional or unit basis, including (A) attainment of strategic and business goals, (B) regulatory compliance; (C) productivity and productivity improvements; (D) inventory turnover, average inventory turnover or inventory controls; (E) net asset turnover; (F) customer satisfaction based on specified objective goals or company-sponsored customer surveys; (G) employee satisfaction based on specified objective goals or company-sponsored employee surveys; (H) objective employee diversity goals; (I) employee turnover; (J) specified objective environmental goals; (xi) specified objective social goals, (K) specified objective goals in corporate ethics and integrity; (L) specified objective safety goals; (M) specified objective business integration goals; (N) specified objective business expansion goals or goals relating to acquisitions or divestitures; (O) succession plan development and implementation.

The Committee may provide in any Performance Award that any evaluation of performance shall include or exclude any of the following items: (1) asset write-downs; (2) litigation or claim judgments or settlements; (3) the effect of changes in tax laws, accounting principles, regulations, or other laws or regulations affecting reported results; (4) any reorganization and restructuring programs; (5) acquisitions or divestitures; (6) unusual nonrecurring or extraordinary items identified in the Company’s audited financial statements, including footnotes; (7) annual incentive payments or other bonuses; or (8) capital charges.

(f) SETTLEMENT OF PERFORMANCE AWARDS. Prior to settlement of a Performance Award intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, the Committee shall certify the level of attainment of performance goals and the satisfaction of other material terms of the Award upon which settlement of the Award was conditioned. The Committee may not exercise discretion to increase the amount payable to a covered employee (as defined in Section 162(m)(3)) of the Code in respect of a Performance Award intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. Any settlement which changes the form of payment from that originally specified shall be implemented in a manner such that the Performance Award and other related Awards intended to qualify for the “performance-based compensation” exception under Section 162(m) of the Code do not, solely for that reason, fail to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code.

(g) WRITTEN DETERMINATIONS. Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards, the level of actual achievement of the specified performance goals, and the amount of any actual Performance Award shall be recorded in writing in the case of Performance Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

ARTICLE 13.
PROVISIONS APPLICABLE TO AWARDS

13.1. STAND-ALONE AND TANDEM AWARDS. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, or in tandem with, any other Award granted under the Plan. Subject to Section 13.2, Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

13.2. TERM OF AWARD. The term of each Award shall be for the period as determined by the Committee, provided that in no event shall the term of any Option or a Share Appreciation Right exceed a period of ten years from its Grant Date (or, if Section 7.2(c) applies, five years from its Grant Date).

13.3. FORM OF PAYMENT FOR AWARDS. Subject to the terms of the Plan and any applicable law or Award Agreement, payments or transfers to be made by the Company on the grant or exercise of an Award may be made in such form as the Committee determines at or after the Grant Date, including without limitation, cash, Shares, other Awards, or other property, or any combination, and may be made in a single payment or transfer, in installments, in each case determined in accordance with rules adopted by, and at the discretion of, the Committee.

13.4. LIMITS ON TRANSFER. No right or interest of a Participant in any unexercised or restricted Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company. No unexercised or restricted Award shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution or, except in the case of an Incentive Option, pursuant to a domestic relations order that would satisfy Section 414(p)(1)(A) of the Code if such Section applied to an Award under the Plan; provided, however, that the Committee may (but need not) permit other transfers where the Committee concludes that such transferability (i) does not result in accelerated taxation, (ii) does not cause any Option intended to be an Incentive Option to fail to be described in Code Section 422(b), and (iii) is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, state or federal tax or securities laws applicable to transferable Awards.

13.5. BENEFICIARIES. Notwithstanding Section 13.4, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, payment shall be made to the Participant’s estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

13.6. SHARE CERTIFICATES. All Shares issuable under the Plan is subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Shares is listed, quoted, or traded. The Committee may place legends on any Share certificate or issue instructions to the transfer agent to reference restrictions applicable to the Shares.

13.7. TERMINATION OF EMPLOYMENT. Each Participant’s Award Agreement shall set forth the treatment of the Awards following termination of the Participant’s employment or, if the Participant is a director or consultant, service with the Company. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Awards and may reflect distinctions based on the reasons for termination or employment or service.

13.8. FORFEITURE EVENTS. The Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, termination of employment, violation of Company policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company.

13.9. SUBSTITUTE AWARDS. The Committee may grant Awards under the Plan in substitution for equity and equity-based awards held by employees of another entity who become employees of the Company as a result of a merger or consolidation of the former employing entity with the Company or the acquisition by the Company of property or equity of the former employing corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

13.10. CHANGE IN CONTROL/ IPO. Each Participant’s Award Agreement shall set forth the treatment of the Awards in the event of a Change in Control or IPO. Such provisions shall be determined in the sole discretion of the Committee and need not be uniform among all Awards.

13.11. RIGHT OF FIRST REFUSAL/RIGHT OF REPURCHASE. The Committee may provide in a Participant’s Award Agreement that the grant of an Award shall be conditioned upon the Participant’s (or any other interested person’s) execution of a shareholder agreement in such form as is satisfactory to the Committee with respect to any Shares delivered or deliverable pursuant to such Award. Without limiting the foregoing, the Committee may provide in a Participant’s Award Agreement that while Shares are not traded on an established securities market that the Company may have certain repurchase rights or rights of first refusal with respect to the Shares subject to an Award Agreement and Shares issued to the Participant pursuant to Awards under the Plan. In addition, at the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) in the Award Agreement or any other document a right of first refusal to purchase all Shares that a Participant (or a subsequent transferee) may propose to transfer to a third party, provided, that such right of first refusal terminates upon an IPO.

ARTICLE 14.
CHANGES IN CAPITAL STRUCTURE

14.1. GENERAL. In the event of a corporate event or transaction involving the Company (including, without limitation, any equity dividend, equity split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares (each a “Corporate Transaction”), the Committee in its sole discretion may take the actions set forth in Section 14.2. Notwithstanding the foregoing, in the event of any equity split, reverse equity split, equity dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Shares other than an ordinary cash dividend, the authorization limit under Article 5 shall be adjusted proportionately, and the Committee shall make such other adjustments to the Awards and to any provisions of the Plan as the Committee deems necessary.

14.2. ACTIONS BY THE COMMITTEE. Action by the Committee in the event of a Corporate Transaction may include: (i) adjustment of the number and kind of shares which may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding Awards or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments that the Committee determines. In addition, upon the occurrence or in anticipation of such an event that is a Change in Control, the Committee may, in its sole discretion, provide (i) that Awards will be settled in cash rather than Shares, (ii) that Awards will become immediately vested and exercisable and will expire after a designated period of time to the extent not then exercised, (iii) that Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (iv) that outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Shares, if any, as of a specified date associated with the transaction, over the exercise or base price of the Award, and with the understanding that if the exercise or base price of any Awards exceeds such Fair Market Value, then the value of such Award shall be zero and subject to settlement and cancellation for no consideration, or (v) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated. To the extent that any adjustments made pursuant to this Article 14 cause Incentive Options to cease to qualify as Incentive Options, such Options shall be deemed to be Nonstatutory Options. Notwithstanding the foregoing, as may be determined by the Committee, any such adjustment shall not (i) cause an Award which is exempt from Section 409A of the Code to become subject to Section 409A of the Code or (ii) cause an Award subject to Section 409A of the Code not to comply with the requirements of Section 409A of the Code. Notwithstanding any other provision of this Plan to the contrary, unless expressly provided otherwise in the Award Agreement, if the right to receive or benefit from an Award under this Plan, either alone or together with payments that a Participant has a right to receive from the Company, would constitute a “parachute payment” (as defined in Section 280G of the Code), all such payments will be reduced to the largest amount that will result in no portion being subject to the excise tax imposed by Section 4999 of the Code.

ARTICLE 15.
AMENDMENT, MODIFICATION AND TERMINATION

15.1. AMENDMENT, MODIFICATION AND TERMINATION. The Board or the Committee may, at any time and from time to time, amend, modify or terminate the Plan without shareholder approval; provided, however, the Board or Committee may condition any other amendment or modification on the approval of shareholders of the Company for any reason, including by reason of such approval being necessary or deemed advisable to satisfy any other tax, securities or other applicable laws, policies or regulations.

15.2. OPTIONS PREVIOUSLY GRANTED. At any time and from time to time, the Committee may amend, modify or terminate any outstanding Award without approval of the Participant; provided, however:

(a) Subject to the terms of the applicable Award Agreement, such amendment, modification or termination shall not, without the Participant’s consent, reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed out or otherwise settled on the date of such amendment or termination (with the per-share value of an Option or Share Appreciation Right for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment or termination over the exercise or base price of such Award); and

(b) No termination, amendment, or modification of the Plan shall adversely affect any Award previously granted under the Plan, without the written consent of the Participant affected thereby. An outstanding Award shall not be deemed to be “adversely affected” by a Plan amendment if such amendment would not reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment (with the per-share value of an Option or Share Appreciation Right for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment over the exercise or base price of such Award, and with the understanding that if the exercise or base price of such Awards exceeds such Fair Market Value, then the value of such Award shall be zero and subject to settlement and cancellation for no consideration).

ARTICLE 16.
GENERAL PROVISIONS

16.1. NO RIGHTS TO AWARDS; NON-UNIFORM DETERMINATIONS. No Participant shall have any claim to be granted any Award under the Plan. Neither the Company nor the Committee is obligated to treat Participants uniformly, and determinations made under the Plan may be made by the Committee selectively among Eligible Participants who receive, or are eligible to receive, Awards (whether or not such Eligible Participants are similarly situated).

16.2. NO SHAREHOLDER RIGHTS. No Award gives a Participant any of the rights of a shareholder of the Company unless and until Shares are in fact issued to such person in connection with such Award.

16.3. WITHHOLDING. The Company shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the Plan. If Shares are surrendered to the Company to satisfy tax obligations in excess of the minimum tax withholding obligation, such Shares must have been held by the Participant as fully vested shares for such period of time, if any, as necessary to avoid the recognition of an expense under generally accepted accounting principles. The Company shall have the authority to require a Participant to remit cash to the Company in lieu of the surrender of Shares for taxes if the surrender of Shares for such purpose would result in the Company’s recognition of expense under generally accepted accounting principles. With respect to withholding required upon any taxable event under the Plan, the Committee may, at the time the Award is granted or thereafter, require or permit that any such withholding requirement be satisfied, in whole or in part, by withholding from the Award Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes.

16.4. NO RIGHT TO CONTINUED SERVICE. Nothing in the Plan, any Award Agreement or any other document or statement made with respect to the Plan, shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or status as an officer, director or consultant at any time, nor confer upon any Participant any right to continue as an employee, officer, director or consultant of the Company, whether for the duration of a Participant’s Award or otherwise.

16.5. UNFUNDED STATUS OF AWARDS. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company. This Plan is intended not to be subject to the Employee Retirement Income Security Act of 1974, as amended.

16.6. RELATIONSHIP TO OTHER BENEFITS. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company unless provided otherwise in such other plan.

16.7. REIT STATUS. This Plan shall be interpreted and construed in a manner consistent with the Company’s status as a Real Estate Investment Trust as defined under the Code (“REIT”). No award shall be granted or awarded, and with respect to any award granted under this Plan, such award shall not vest, be exercisable or be settled (i) to the extent that the grant, vesting, exercise or settlement could cause the Participant or any other person to be in violation of the share ownership limit or any other limitation on ownership or transfer prescribed by the Company’s charter, or (ii) if, in the discretion of the Committee, the grant, vesting, exercise or settlement of the award could impair the Company’s status as a REIT.

16.8. EXPENSES. The expenses of administering the Plan shall be borne by the Company.

16.9. TITLES AND HEADINGS. The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

16.10. GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

16.11. FRACTIONAL SHARES. No fractional Shares shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding up or down.

16.12. GOVERNMENT AND OTHER REGULATIONS.

(a) Notwithstanding any other provision of the Plan, no Participant who acquires Shares pursuant to the Plan may, during any period of time that such Participant is an affiliate of the Company (within the meaning of the rules and regulations of the Securities and Exchange Commission under the 1933 Act), sell such Shares, unless such offer and sale is made (i) pursuant to an effective registration statement under the 1933 Act, which is current and includes the Shares to be sold, or (ii) pursuant to an appropriate exemption from the registration requirement of the 1933 Act, such as that set forth in Rule 144 promulgated under the 1933 Act.

(b) Notwithstanding any other provision of the Plan, if at any time the Committee shall determine that the registration, listing or qualification of the Shares covered by an Award upon any exchange or under any foreign, federal, state or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the purchase or receipt of Shares thereunder, no Shares may be purchased, delivered or received pursuant to such Award unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Committee. Any Participant receiving or purchasing Shares pursuant to an Award shall make such representations and agreements and furnish such information as the Committee may request to assure compliance with the foregoing or any other applicable legal requirements. The Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to the Committee’s determination that all related requirements have been fulfilled. The Company shall in no event be obligated to register any securities pursuant to the 1933 Act or applicable state or foreign law or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law, regulation or requirement.

16.13. GOVERNING LAW. To the extent not governed by federal law, the Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Maryland.

16.14. ADDITIONAL PROVISIONS. Each Award Agreement may contain such other terms and conditions as the Committee may determine; provided that such other terms and conditions are not inconsistent with the provisions of the Plan. Notwithstanding the foregoing, any Award Agreement for a resident in any state shall contain such other terms and conditions as are necessary to comply with the laws of such state.

16.15. ADDENDA. Subject to Section 16.13, the Committee may approve such addenda to the Plan as it may consider necessary or appropriate for the purpose of granting Awards to Participants, which Awards may contain such terms and conditions as the Committee deems necessary or appropriate to accommodate differences in local law, tax policy or custom, which, if so required under applicable laws, may deviate from the terms and conditions set forth in this Plan.

16.16. NO LIMITATIONS ON RIGHTS OF COMPANY. The grant of any Award shall not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets. The Plan shall not restrict the authority of the Company, for proper corporate purposes, to draft or assume awards, other than under the Plan, to or with respect to any person.

16.17. INDEMNIFICATION. Each person who is or shall have been a member of the Committee, or of the Board, or an officer of the Company to whom authority was delegated in accordance with Article 4 shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of his or her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s charter or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

The foregoing is hereby acknowledged as being the Four Springs Capital Trust 2014 Equity Incentive Plan adopted by the Board on March 19, 2014.

By:	/s/ William P. Dioguardi
William P. Dioguardi, Chief Executive Officer

The foregoing is hereby acknowledged as being the Four Springs Capital Trust 2014 Equity Incentive Plan adopted by the shareholders of the Company on March , 2014.